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                                                                     EXHIBIT 2.3


                              MANAGEMENT AGREEMENT

                  This Management Agreement (this "Agreement"), dated as of May 7, 1999, between American Media, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), and Evercore Advisors Inc., a Delaware limited liability company ("Evercore").

                  WHEREAS, Evercore, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of management, finance, strategy, investment, acquisitions and other matters relating to the business of the Company; and

                  WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of Evercore in the aforesaid areas and Evercore wishes to provide the services to the Company as herein set forth.

                  NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

                  1. DEFINITIONS. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Amended and Restated Limited Liability Agreement and Investors Rights Agreement, dated as of February 16, 1999, of EMP Group L.L.C. (as amended from time to time, the "LLC Agreement").

                  2. APPOINTMENT. The Company hereby appoints Evercore to render the advisory and consulting services described in Section 3 hereof for the term of this Agreement.

                  3. SERVICES. Evercore hereby agrees that during the term of this Agreement it shall render to the Company and its subsidiaries, by and through itself, its affiliates, and their respective officers, members, employees, agents and representatives as Evercore in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of the Company and its subsidiaries in connection with ongoing strategic and operational oversight of the Company, including, without limitation, (i) advice in designing financing structures and advice regarding relationships with the Company's lenders and bankers; (ii) advice regarding the structure and timing of public offerings of debt and equity securities of the Company; (iii) advice regarding property dispositions or acquisitions; and (iv) such other advice directly related or ancillary to the above financial advisory services as



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may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder shall not include investment banking or other financial advisory services rendered by Evercore or its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries. Evercore may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary and Evercore.

                  4. FEES. In consideration of the services contemplated by
Section 3, for the term of this Agreement, the Company and its successors agree to pay to Evercore an annual monitoring fee (the "Monitoring Fee") which will be paid annually and in advance. The first payment of $750,000 shall be paid on the Closing Date (as defined in the Agreement and Plan of Merger, by and between the Company and EMP Acquisition Corp. dated as of February 16, 1999). Thereafter, commencing on June 1, 2000, on each June 1, the Company shall pay Evercore $750,000, PROVIDED that: (a) the Company will not be required to pay Evercore the annual Monitoring Fee in any calendar year that the EBITDA for the Fiscal Year that ends in such calendar year (as calculated in good faith with due care by the EBITDA Committee) is less than the EBITDA test applicable to such Fiscal Year as set forth in Schedule 1 hereto; and (b) in the case of any calendar year where an annual Monitoring Fee has not been paid to Evercore pursuant to clause (a) above, (i) the Company will pay Evercore such Monitoring Fee and any previous Monitoring Fee that could have been paid in that year pursuant to this clause (b)(i) on June 1 of the first subsequent calendar year (in addition to any Monitoring Fee that otherwise would be payable to Evercore in such year) that (A) the sum of the EBITDA for the Fiscal Years from and including the Fiscal Year that ends in the calendar year in which such Monitoring Fee was not paid to and including the Fiscal Year that ends in such subsequent calendar year EXCEEDS (B) the sum of the EBITDA tests for such Fiscal Years as set forth in Schedule 1; and (ii) in the event of (A) any IPO, merger, consolidation, recapitalization or similar transaction involving the Company, (B) sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or (C) acquisition by any Person or group (other than Evercore and its affiliates) of beneficial ownership of a majority of the Company's outstanding common stock, the Company will promptly pay Evercore any Monitoring Fee that has not been paid pursuant to clause (a) (after giving effect to any subsequent payments pursuant to clause (b)) in the event that the Members (as defined in the LLC Agreement) of the LLC have received aggregate distributions from the LLC that, when added to the value of the Members' remaining interests in the LLC (determined by reference to the IPO price or the consideration paid in the relevant transaction), exceeds their aggregate capital contributions to



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the LLC.   For purposes of this Section 4, "EBITDA" shall have the
meaning set forth in the LLC Agreement.

                  5. REIMBURSEMENTS. In addition to the Monitoring Fee payable pursuant to this Agreement, the Company shall pay directly or reimburse Evercore for its Out-of-Pocket Expenses (as defined below). Promptly following the Company's request therefor, Evercore will provide written back-up relating to any Out-of-Pocket Expenses to be paid or reimbursed by the Company pursuant to this Agreement. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the reasonable out-of-pocket costs and expenses incurred by Evercore or its affiliates in connection with the services rendered hereunder, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, (iii) research and research related expenses and (iv) transportation, per diem costs, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Evercore to the Company of a written statement thereof.

                  6. INDEMNIFICATION. The Company will indemnify and hold harmless Evercore, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether, civil, criminal, administrative, arbitral or investigative, in which an Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise (the "Liabilities"), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Evercore pursuant to, and the performance by Evercore of the services contemplated by, this Agreement, and any other action taken by an Indemnified Party on behalf of the LLC, whether or not pending or threatened, and any other action taken by an Indemnified Party on behalf of the LLC, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses



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(including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which both the Company and/or one or more of its subsidiaries, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding. Provided the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Evercore. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of Evercore.

                  The Company agrees that if any indemnification sought by any Indemnified Party pursuant to this Section 6 is



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unavailable for any reason or is insufficient to hold the Indemnified Party harmless against any Liabilities referred to herein, then the Company shall contribute to the Liabilities for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Evercore, on the other hand, in connection with the transactions which gave rise to such Liabilities or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Company, on the one hand, and Evercore, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by the Indemnified Parties to all Liabilities with respect to which contribution is available hereunder shall not exceed the fees pursuant to this Agreement actually received by Evercore in connection with the transaction which gave rise to such Liabilities (excluding any amounts paid as reimbursement of expenses).

                  7. ACCURACY OF INFORMATION. The Company shall furnish or cause to be furnished to Evercore such information as Evercore believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Evercore (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

                  8. TERM. This Agreement shall be effective as of the date hereof and shall continue until the later of (i) the first date on which EMP Group L.L.C. and its affiliates beneficially own in the aggregate less than 30% of the common stock of the Company and (ii) the date on which the persons who beneficially own interests in the LLC on the date of the LLC is dissolved no longer beneficially own in the aggregate 30% of the common stock of the Company (such termination date, the "Agreement Termination Date"); provided that
Section 5 shall remain in effect with respect to Out-of-Pocket Expenses incurred prior to the Agreement Termination Date. The provisions of Sections 6, 8 and 10 and otherwise as the context so requires shall survive the termination of this Agreement.

                  9. PERMISSIBLE ACTIVITIES. Subject to applicable law, nothing herein shall in any way preclude Evercore, its affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees,



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agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

                  10.  MISCELLANEOUS.

                  (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by all of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                  (b) Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopier, Federal Express, or other overnight courier, addressed as follow or to such other address of which the parties may have given notice:

If to Evercore:                     Evercore Advisors Inc.
                                    65 East 55th Street
                                    New York, New York  10022
                                    Attention:  Austin Beutner
                                    Telecopy:   (212) 857-3122
                                    Telephone:  (212) 857-3120

If to the Company:                  American Media, Inc.
                                    600 South East Coast Avenue
                                    Lantana, Florida  33464
                                    Attention:  Peter A. Nelson
                                    Telecopy:  (561) 540-1018
                                    Telephone: (561) 540-1000

Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally or sent by telecopier, and (ii) one business day after being sent by Federal Express or other overnight courier.

                  (c) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.



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                  (d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement shall inure to the benefit of, and be binding upon, Evercore, the Company and their respective successors and assigns. The provisions of Section 6 shall inure to the benefit of each Indemnified Party.

                  (e) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  (f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                  (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.



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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.


                                        AMERICAN MEDIA, INC.



                                        By: /s/ Peter A. Nelson
                                           ------------------------------------
                                        Name:  Peter A. Nelson
                                        Title: Executive Vice President and CFO



                                        EVERCORE ADVISORS INC.


                                        By: /s/ Austin Beutner
                                           ------------------------------------
                                           Name:  Austin Beutner
                                           Title: Founder, Vice President
                                                  and Assistant Secretary



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                                                                     SCHEDULE 1


                                    EBITDA TEST
FOR THE FISCAL YEAR ENDED          (IN MILLIONS)          PAYMENT DATE
-------------------------          -------------          ------------
March 31, 2000                         $ 90.0             June 1, 2000
March 31, 2001                         $ 97.5             June 1, 2001
March 31, 2002                         $107.5             June 1, 2002
March 31, 2003                         $110.0             June 1, 2003
March 31, 2004                         $120.0             June 1, 2004
Each March 31 thereafter               $120.0             June 1 of each
                                                           year thereafter